Filed Pursuant to Rule 424(b)(5)
Registration No. 333-178577-01

Prospectus Supplement

(To Prospectus dated December 16, 2011)

$250,000,000

Wisconsin Power and Light Company

2.25% Debentures due 2022

We will pay interest on the debentures on May 15 and November 15 of each year, beginning on May 15, 2013. The debentures will mature on November 15, 2022. We may redeem some or all of the debentures at our option at any time and from time to time at the redemption prices described in this prospectus supplement.

The debentures will be our unsecured senior obligations and rank equally with our other unsecured senior indebtedness from time to time outstanding. The debentures will be issued only in registered form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, and will not be listed on any securities exchange.

Investing in the debentures involves risks. See “Risk Factors” beginning on page 21 of our Annual Report on Form 10-K for the year ending December 31, 2011.

	Per Debenture	Total
Public offering price(1)	99.609%	$249,022,500
Underwriting discount	0.650%	$1,625,000
Proceeds, before expenses, to Wisconsin Power and Light Company(1)	98.959%	$247,397,500

(1)	Plus accrued interest, if any, from November 19, 2012, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The debentures will be available for delivery in book-entry form only through The Depository Trust Company on or about November 19, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Mitsubishi UFJ Securities

Co-Managers

BNY Mellon Capital Markets, LLC	KeyBanc Capital Markets

Mischler Financial Group, Inc.	Mizuho Securities

The date of this prospectus supplement is November 14, 2012.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in the accompanying prospectus. Some of these documents, however, are filed on a combined basis with our parent, Alliant Energy Corporation, and its direct subsidiary, Interstate Power and Light Company. Information contained in these documents relating solely to those entities is filed by them on their own behalf and not by us and is not incorporated by reference in this prospectus supplement or the accompanying prospectus. The debentures are not obligations of, or guaranteed by, Alliant Energy Corporation or Interstate Power and Light Company and you should not rely on that information when deciding whether to invest in our debentures. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information relating to Wisconsin Power and Light Company contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus supplement to “we,” “our,” “us” or similar references mean Wisconsin Power and Light Company.

Our principal executive offices are located at 4902 North Biltmore Lane, Madison, Wisconsin 53718, and our telephone number is (608) 458-3311.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein contain forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect,” “intend,” “believe,” “anticipate,” “estimate,” “plan” or “objective” or other similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements included in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein or therein speak only as of the date of this prospectus supplement, the accompany prospectus or the document incorporated by reference, as the case may be. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under “Risk Factors” on page 4 of the accompanying prospectus and other documents that we file from time to time with the U.S. Securities and Exchange Commission (“SEC”) that are incorporated by reference into this prospectus supplement and the accompanying prospectus, including, but not limited to, the risk factor disclosure beginning on page 21 of our Annual Report on Form 10-K for the fiscal year ending December 31, 2011. Some, but not all, of the risks and uncertainties that could materially affect actual results include the following:

•	federal and state regulatory or governmental actions, including the impact of energy, tax, financial and health care legislation, and of regulatory agency orders;

•

our ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, fuel costs, transmission costs, deferred expenditures, capital expenditures, and remaining costs related to generating units that may be permanently closed, earning our authorized rates of return, and the payments to our parent of expected levels of dividends;

•	weather effects on results of utility operations including impacts of temperature changes and drought conditions in our service territory on customers’ demand for electricity and gas;

•	the ability to continue cost controls and operational efficiencies;

•	the impact of our retail electric and gas base rate freeze in Wisconsin during 2013 and 2014;

•	the state of the economy in our service territory and resulting implications on sales, margins and ability to collect unpaid bills;

•

developments that adversely impact our ability to implement our strategic plans, including unanticipated issues with new emission control equipment for our various coal-fired electric generating facilities, our purchase of the Riverside Energy Center (“Riverside”), and the potential decommissioning of certain of our generating facilities;

•

issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and the price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that fuel and fuel-related prices may have on our customers’ demand for utility services;

•

the ability to defend against environmental claims brought by state and federal agencies, such as the United States of America (“U.S.”) Environmental Protection Agency, or third parties, such as the Sierra Club;

•

issues associated with environmental remediation efforts and with environmental compliance generally, including changing environmental laws and regulations and litigations associated with changing environmental laws and regulations;

•	the ability to recover through rates all environmental compliance and remediation costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•	the impact of changes to governmental incentive elections for wind projects;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•	changes to the creditworthiness of counterparties with which we have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•

issues related to electric transmission, including operating in Regional Transmission Organization (“RTO”) energy and ancillary services markets, the impacts of potential future billing adjustments and cost allocation changes from RTOs and recovery of costs incurred;

•	unplanned outages, transmission constraints or operational issues impacting fossil or renewable generating facilities and risks related to recovery of resulting incremental costs through rates;

•

Alliant Energy Corporation’s ability to successfully pursue appropriate appeals with respect to, and any liabilities arising out of, the alleged violation of the Employee Retirement Income Security Act of 1974 by the Alliant Energy Corporation Cash Balance Pension Plan, and any impact such liabilities could have on us;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or additional restructurings;

•	impacts that storms or natural disasters in our service territory may have on our operations and recovery of, and rate relief for, costs associated with restoration activities;

•	the direct or indirect effects resulting from terrorist incidents, including cyber terrorism, or responses to such incidents;

•	access to technological developments;

•	material changes in retirement and benefit plan costs;

•	the impact of incentive compensation plans accruals;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies;

•	the impact of adjustments made to deferred tax assets and liabilities from state apportionment assumptions;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the ability to successfully complete tax audits, changes in tax accounting methods and appeals with no material impact on earnings and cash flows; and

•

other factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the combined Annual Report on Form 10-K filed by Alliant Energy Corporation, Interstate Power and Light Company and us for the year ended December 31, 2011.

We assume no obligation, and disclaim any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully before making a decision to invest in our debentures.

Our Company

We are a public utility serving customers in southern and central Wisconsin. We are engaged principally in:

•	the generation and distribution of electricity in selective markets in southern and central Wisconsin; and

•	the distribution and transportation of natural gas in selective markets in southern and central Wisconsin.

As of December 31, 2011, we supplied electric service to 456,637 retail customers in 606 communities and supplied gas service to 179,945 retail customers in 239 communities. All of our common stock is owned by Alliant Energy Corporation, a regulated investor-owned public utility holding company with subsidiaries, including us, serving primarily electricity and natural gas customers in the Midwest.

We are subject to the jurisdiction of the Public Service Commission of Wisconsin (“PSCW”) with respect to various portions of our operations. We are also subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”). Our parent corporation, Alliant Energy Corporation, is a “holding company” and we are a “subsidiary company” within the Alliant Energy Corporation “holding company system” as defined under the Public Utility Holding Company Act of 2005. As a result, we are subject to some of the regulatory provisions of such Act.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the debentures, see “Description of Debentures” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Wisconsin Power and Light Company

Debentures offered	$250.0 million aggregate principal amount of 2.25% debentures due 2022.

Maturity	November 15, 2022.

Interest payment dates	May 15 and November 15 of each year, beginning on May 15, 2013.

Ranking	The debentures will be our unsecured senior obligations and rank equally with our other unsecured senior indebtedness from time to time outstanding. The debentures will also be subordinated to any secured indebtedness to the extent of the assets securing such indebtedness. We do not currently have any secured indebtedness.

Optional redemption	The debentures will be redeemable, at our option, in whole or in part at any time and from time to time, at the redemption prices described in “Description of Debentures—Optional Redemption.”

Special mandatory redemption	In the event that the purchase of Riverside is not consummated on or prior to the earlier of (i) April 1, 2013, or (ii) the date either party to the Tolling Agreement, dated as of February 6, 2001, as amended, including by Amendment No. 3 to Tolling Agreement, dated as of November 30, 2011 (collectively, the “Tolling Agreement”), provides notice of its intent to terminate the option to purchase Riverside pursuant to the Tolling Agreement, the debentures will be redeemed in whole at a price equal to 101% of the aggregate principal amount of the debentures then outstanding, plus accrued and unpaid interest from the last interest payment date or, if no interest has been paid, from the date of original issuance to, but excluding, the date the debentures are redeemed. See “Description of Debentures—Special Mandatory Redemption.”

Covenants	The indenture governing the debentures contains covenants that, among other things, limit our ability to:

•	create certain types of secured indebtedness without providing for the debentures to be equally and ratably secured; and

•	consolidate, merge or sell assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Debt Securities” in the accompanying prospectus.

No limitation on debt	The indenture governing the debentures does not limit the amount of senior unsecured debt securities that we may issue or provide holders any protections should we be involved in a highly leveraged transaction.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $247.1 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the proceeds from this offering to fund a portion of the purchase price of Riverside on or before December 31, 2012. The remainder of the purchase price is expected to be funded by an equity contribution of approximately $100 million from our parent, Alliant Energy Corporation, and approximately $50 million from the proceeds of issuing our commercial paper. We may invest in short-term, high-quality instruments pending the funding of the Riverside purchase.

Denominations	The debentures will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Absence of market for the debentures	The debentures are a new issue of securities with no established trading market. We currently have no intention to apply to list the debentures on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide any assurance as to the development or liquidity of any market for the debentures. See “Underwriting.”

Summary Consolidated Financial Information

The summary consolidated financial information below was selected or derived from our consolidated financial statements. The unaudited interim period financial information, in our opinion, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the nine months ended September 30, 2012 are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
	(In millions)
Income Statement Data:
Operating revenues	$1,386.1	$1,423.6	$1,434.4	$1,089.9	$1,046.8
Operating income	167.0	278.8	280.4	207.2	219.5
Net income	89.5	152.3	163.5	120.8	124.7
Earnings available for common stock	86.2	149.0	160.2	118.3	122.2

	As of December 31,		As of September 30, 2012
	2010	2011
	(In millions)
Balance Sheet Data:
Current assets	$445.0	$386.0	$454.7
Property, plant and equipment, net	2,846.1	3,021.6	3,147.4
Investments and other non-current assets	598.5	636.4	655.8
Current liabilities	292.6	257.6	287.8
Long-term debt, net	1,081.7	1,082.2	1,082.5
Other long-term liabilities and deferred credits	1,086.0	1,201.8	1,346.9

Ratios of Earnings to Fixed Charges

The following table shows our ratio of earnings to fixed charges for the periods presented:

	Year Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2011	2012
Ratio of earnings to fixed charges	2.96x	2.99x	2.28x	3.41x	3.31x	3.18x	3.42x

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $247.1 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the proceeds from this offering to fund a portion of the purchase price of Riverside on or before December 31, 2012. The remainder of the purchase price is expected to be funded by an equity contribution of approximately $100 million from our parent, Alliant Energy Corporation, and approximately $50 million from the proceeds of issuing our commercial paper. We may invest in short-term, high-quality instruments pending the funding of the Riverside purchase. Our intended uses of proceeds comply with the requirements of the PSCW applicable to us.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2012 on an actual basis and as adjusted to give effect to this offering and the anticipated use of the net proceeds from this offering as described under “Use of Proceeds.”

	As of September 30, 2012
	Actual	As Adjusted	% of Total as Adjusted
	(In millions)
Common equity:
Common stock	$66.2	$66.2	2.2%
Additional paid-in capital(1)	869.2	969.2	32.1
Retained earnings	545.3	545.3	18.0

Total common equity(1)	1,480.7	1,580.7	52.3
Cumulative preferred stock	60.0	60.0	2.0
Long-term debt:
Existing long-term debt	1,082.5	1,082.5	35.8
Debentures offered hereby	—	250.0	8.3

Total long-term debt	1,082.5	1,332.5	44.1
Short-term debt(2)	—	50.0	1.6

Total capitalization (including short-term debt)	$2,623.2	$3,023.2	100.0%

(1)	Reflects the expected equity contribution of approximately $100 million by our parent, Alliant Energy Corporation, to fund a portion of the purchase price of Riverside.
(2)	Reflects the expected issuance of commercial paper to fund a portion of the purchase price of Riverside.

THE COMPANY

We are a public utility serving customers in southern and central Wisconsin. We are engaged principally in:

•	the generation and distribution of electricity in selective markets in southern and central Wisconsin; and

•	the distribution and transportation of natural gas in selective markets in southern and central Wisconsin.

As of December 31, 2011, we supplied electric service to 456,637 retail customers in 606 communities and supplied gas service to 179,945 retail customers in 239 communities. All of our common stock is owned by Alliant Energy Corporation, a regulated investor-owned public utility holding company with subsidiaries, including us, serving primarily electricity and natural gas customers in the Midwest.

Competitive Strengths

We believe that our competitive strengths include the following:

Enhanced Regulatory and Investment Certainty: The Wisconsin legislature enacted a law with the goal of assuring reliable electric energy for Wisconsin. The law allows a public utility that proposes to purchase or to construct an electric generation facility to apply to the PSCW for an order specifying in advance the rate-making principles that the PSCW will apply to the public utility’s recovery of the capital costs of the facility. If accepted by the utility, then such an order would be binding for the specified life of the facility. Alternatively, we may elect to use traditional rate making principles for the recovery of the capital costs of the facility, as we have elected for the purchase of Riverside described below. The PSCW has also approved a plan that provides enhanced investment certainty by permitting the lease of utility generation capacity from an affiliate.

In 2010, the Wisconsin legislature enacted a law that contains a new electric fuel-related cost recovery mechanism that will allow Wisconsin utilities to defer the recovery or refund of electric fuel-related costs that fall outside a specified range and reflect these deferred costs or credits in future billings to their retail customers. This new cost recovery mechanism became effective for us on January 1, 2011.

Our Generation Plans: We believe that a balanced and flexible generation portfolio provides long-term advantages to our customers and investors. Our generation plan calls for a focus on reducing overall fuel costs and the volatility of those costs by reducing reliance on purchased power and generation produced by older and less-efficient coal-fired plants to meet the demands of our customers. The strategic plan includes purchasing a natural gas-fired electric generating facility, retiring certain older and less-efficient coal-fired generating facilities, and possibly fuel-switching from coal to natural gas at a certain plant. The strategic plan also includes investments in performance and reliability upgrades. In addition, the strategic plan includes new emission controls at our most-efficient coal-fired electric generating units to continue producing affordable energy for customers and to benefit the environment. Our current plans include the following:

•

Purchase of Riverside, a 600 megawatt (“MW”) natural gas-fired electric generating facility in Beloit, Wisconsin, in December 2012. In April 2012, the PSCW approved our certificate of authority application to acquire Riverside for approximately $393 million. In June 2012, FERC approved our application to acquire Riverside. We will evaluate whether any post-closing accounting filings with FERC are required, which may impact the amount of the purchase price that is recoverable from our wholesale customers. In August 2012, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired. Our purchase of Riverside would replace the 490 MW of electricity output currently obtained from the Riverside PPA to meet the long-term energy needs of our customers.

•	Retirement of three coal-fired electric generating units, Edgewater Unit 3 and Nelson Dewey Units 1 and 2, by 2015, and fuel-switching or retiring Edgewater Unit 4 by 2018. We will work with the

Midwest Independent Transmission System Operator, the PSCW and other regulatory agencies, as required, to determine the final timing of these actions. The expected dates for the retirement or fuel-switching of these units are subject to change depending on operational, regulatory, market and other factors. We will also continue to evaluate the potential retirement of other coal-fired electric generating units within our generation fleet.

•

Placing environmental controls on three coal-fired electric generating units, Edgewater Unit 5 and Columbia Units 1 and 2, by 2016. The following provides current emission control projects and estimates of capital expenditures planned for 2012 through 2016 for these emission controls (dollars in millions):

Generating Unit	Expected In-Service Date	Technology	2012	2013	2014	2015	2016	Total Project Cost
Edgewater Unit 5	2012	Selective Catalytic Reduction (“SCR”)	$60	$5	$—	$—	$—	$140-$145
Columbia Units 1 & 2	2014	Scrubber & Baghouse	115	145	20	—	—	280-310
Edgewater Unit 5	2016	Scrubber & Baghouse	—	15	70	185	140	390-430
Other		Various	—	5	—	—	20

			$175	$170	$90	$185	$160

•	Generation improvement projects on three coal-fired electric generating units, Edgewater Unit 5 and Columbia Units 1 and 2.

Operate Our Distribution Business to High Standards of Customer Service and Reliability: We have over 90 years of experience in operating and managing rate-regulated electric and gas distribution businesses, and we use this experience to seek to achieve high standards of customer service and reliability in a cost-effective manner.

Strategy

Our strategic plan focuses on our core business of delivering regulated electric and natural gas service in our Wisconsin service territory. The strategic plan is built upon three key elements: competitive costs, safe and reliable service, and balanced generation.

We are executing on our strategic plan by:

•	implementing a retail electric and gas base rate freeze in Wisconsin during 2013 and 2014 and controlling costs;

•	meeting or exceeding our customers’ and regulators’ expectations regarding reliability, availability, customer service and community support; and

•	implementing the generation plans described above.

Operations

During 2011, we had total operating revenues of approximately $1,434.4 million, which included $1,227.5 million in electric revenues, or 85.6% of total operating revenues, $200.4 million in gas revenues, or 14.0% of total operating revenues, and $6.5 million in other revenues, or 0.4% of total operating revenues. No single customer accounted for more than 10% of our consolidated revenues in 2011. Our electric and gas revenues for 2011, sales for 2011 and customers as of December 31, 2011 consisted of the following:

	Electric
	Revenues	%	Sales	%	Customers	%
	(Millions)		(Thousands of megawatt—hours)
Residential	$442.6	36%	3,517	25%	399,422	87%
Commercial	246.1	20%	2,300	16%	56,226	12%
Industrial	333.5	27%	4,424	31%	989	—%
Other	205.3	17%	4,050	28%	2,257	1%

Total	$1,227.5	100%	14,291	100%	458,894	100%

	Gas
	Revenues	%	Sales	%	Customers	%
	(Millions)		(Thousands of dekatherms)
Residential	$114.5	57%	11,231	25%	160,533	89%
Commercial	67.3	34%	8,594	19%	19,212	11%
Industrial	5.5	3%	825	2%	200	—%
Other	13.1	6%	24,490	54%	227	—%

Total	$200.4	100%	45,140	100%	180,172	100%

Electric Operations. In 2011, we had a maximum peak hour demand of 2,761 megawatts in July. During 2011, our sources of electricity consisted of approximately 55% coal-fired generation and approximately 40% purchased-power.

Gas Operations. We maintain purchase agreements with numerous suppliers of natural gas from various gas producing regions of the U.S. and Canada. The majority of the gas supply contracts are for terms of six months or less, with the remaining supply contracts having terms through March 2014.

Transmission Assets

In 2001, we transferred our transmission assets with no gain or loss to an independent, for-profit transmission-only company, American Transmission Co. LLC (“ATC”). At December 31, 2011, we had an ownership percentage in ATC of approximately 16%. The transfer has not resulted in a significant impact on our financial condition or results of operations since FERC allows ATC to earn a return on the contributed assets comparable to the return we were formerly allowed by the PSCW and FERC. During 2011, ATC distributed to us, in the form of dividends, $31 million or approximately 82% of our equity earnings from ATC. ATC realizes its revenues from the provision of transmission services to both participants in ATC as well as non-participants. ATC is a transmission-owning member of the Midwest Independent Transmission System Operator Regional Transmission Organization, the Midwest Reliability Organization and Reliability First Corporation Regional Entities.

Rates and Regulatory Environment

We are subject to regulation by the PSCW regarding retail utility rates and standards of service, accounting requirements, issuance and use of proceeds of securities, affiliate transactions, approval of the location and construction of electric generating facilities, certain other additions and extensions to facilities, and in other respects. Retail rates are set by the PSCW using a forward-looking test period and may be adjusted in base rate case proceedings, in fuel rate cases under Wisconsin’s fuel adjustment rules and through other regulatory mechanisms. In 2005, Wisconsin enacted Wisconsin Statute Section 196.371, which provides Wisconsin utilities with the opportunity to request rate-making principles prior to the purchase or construction of any nuclear or fossil-fueled electric generating facility or renewable generating resource utilized to serve Wisconsin customers, and resulting increased regulatory and investment certainty, prior to making certain generation investments in Wisconsin.

In 2010, the Wisconsin legislature enacted a law that contains a new electric fuel-related cost recovery mechanism that allows Wisconsin utilities to defer the recovery or refund of electric fuel-related costs that fall outside a specified range and reflect these deferred costs or credits in future billings to their retail customers. This new cost recovery mechanism became effective for us on January 1, 2011.

In May 2012, after discussions with PSCW staff and major intervener groups, we filed a retail base rate filing based on a forward-looking test period that includes 2013 and 2014. In July 2012, we received an order from the PSCW authorizing us to implement our retail base rate filing as requested. The order approved:

•	a decrease in annual base rates for our retail gas customers of $13 million effective January 1, 2013, followed by a freeze of such gas base rates through the end of 2014;

•	a base rate freeze for our retail electric customers at their current levels through the end of 2014;

•	recovery of the costs for the planned acquisition of Riverside, the SCR project at Edgewater Unit 5 and the scrubber and baghouse projects at Columbia Units 1 and 2;

•

decreases in rate base resulting from increased net deferred tax liabilities, the impact of changes in the amortizations of regulatory assets and regulatory liabilities, and the reduction of capacity payments; and

•

a return on common equity of 10.4% and the following related provisions: (1) we may request a change in retail base rates if our annual return on common equity falls below 8.5%; and (2) we must defer a portion of our earnings if our annual return on common equity exceeds 10.65%. The amount of earnings we must defer is equal to 50% of our excess earnings between 10.66% and 11.40% and 100% of any excess earnings above 11.40%.

The FERC has jurisdiction under the Federal Power Act over certain electric utility facilities and operations, electric wholesale and transmission rates, dividend payments and accounting practices.

Our parent corporation, Alliant Energy Corporation, is a “holding company” and we are a “subsidiary company” within the Alliant Energy Corporation “holding company system” as defined under the Public Utility Holding Company Act of 2005. As a result, we are subject to some of the regulatory provisions of that Act.

DESCRIPTION OF DEBENTURES

We have summarized provisions of the debentures below. This summary supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. We will issue the debentures as a separate series of securities under an indenture between us and Wells Fargo Bank, National Association, as successor trustee. The indenture is described in the accompanying prospectus.

General

The indenture does not limit the aggregate principal amount of senior unsecured debt securities that we may issue under it, and provides that we may issue, without the consent of holders of the debentures, securities under the indenture from time to time in one or more series pursuant to the terms of one or more supplemental indentures, board resolutions or officers’ certificates creating the series. The indenture does not give holders of the debentures protection in the event we engage in a highly leveraged or other transaction that may adversely affect holders of the debentures. As of the date of this prospectus supplement, we have $250 million aggregate principal amount of 5% debentures due 2019, $150 million aggregate principal amount of 4.6% debentures due 2020, $100 million aggregate principal amount of 6.25% debentures due 2034, $300 million aggregate principal amount of 6.375% debentures due 2037 and $250 million aggregate principal amount of 7.6% debentures due 2038 outstanding under the indenture.

We are initially offering the debentures in the aggregate principal amount of $250.0 million. We may, without the consent of the holders of the debentures, issue additional debentures in the future having the same ranking, interest rate, maturity and other terms, except for the public offering price and issue date as the debentures we offer by this prospectus supplement. Any such additional debentures having such similar terms, together with the debentures, may constitute a single series of debentures under the indenture.

No sinking fund will be established for the benefit of the debentures.

Maturity and Interest

The debentures will mature on November 15, 2022. Each debenture will bear interest from November 19, 2012, or from and including the most recent interest payment date to which we have paid interest, at the rate of 2.25% per year. Interest on the debentures will be payable semi-annually in arrears on May 15 and November 15, commencing May 15, 2013, to the persons in whose names the debentures are registered at the close of business on the fifteenth calendar day (whether or not a business day) before each interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event that any interest payment date does not fall on a business day, interest on the debentures will be paid on the immediately succeeding business day, without any additional interest paid as a result of such delay.

Ranking

The debentures will be our senior, unsecured and unsubordinated obligations, ranking equally and ratably with all our other senior, unsecured and unsubordinated obligations from time to time outstanding. The debentures will be effectively subordinated to all of our secured indebtedness to the extent of the assets securing such debt. We do not currently have any secured indebtedness.

As of September 30, 2012, giving pro forma effect to this offering and our expected use of the net proceeds of the offering, we would have had $1,332.5 aggregate principal amount of unsecured long-term debt outstanding.

Optional Redemption

Prior to August 15, 2022 (three months prior to their maturity), the debentures will be redeemable as a whole or in part, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of such debentures and (ii) the sum, as determined by the Independent Investment Banker and delivered to the Trustee, of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points, plus in each case accrued interest to the date of redemption.

On or after August 15, 2022 (three months prior to their maturity), the debentures will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such debentures.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer selected by Mitsubishi UFJ Securities (USA), Inc., or their affiliates which are primary U.S. Government securities dealers, and one primary U.S. Government securities dealer located in the United States (a “Primary Treasury Dealer”) selected by us, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealers at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debentures or portions thereof called for redemption.

Special Mandatory Redemption

In the event that the purchase of Riverside is not consummated on or prior to the earlier of (i) April 1, 2013, or (ii) the date either party to the Tolling Agreement, dated as of February 6, 2001, as amended, including by

Amendment No. 3 to Tolling Agreement, dated as of November 30, 2011 (collectively, the “Tolling Agreement”), provides notice of its intent to terminate the option to purchase Riverside pursuant to the Tolling Agreement (any such date, the “special mandatory redemption date”), the debentures will be redeemed in whole at a price equal to 101% of the aggregate principal amount of the debentures then outstanding, plus accrued and unpaid interest from the last interest payment date or, if no interest has been paid, from the date of original issuance to, but excluding, the date the debentures are redeemed.

Notice will be mailed on the fifth business day after the special mandatory redemption date to each holder of debentures, and the notice will provide that the debentures will be redeemed on a date that is no later than the 30th business day after such notice is given.

Unless we default in payment of the redemption price, on and after the date the debentures are redeemed pursuant to the special mandatory redemption interest will cease to accrue on the debentures called for redemption.

The Trustee

Wells Fargo Bank, National Association will act as trustee, registrar, transfer agent and paying agent for the debentures. We can remove the trustee with or without cause upon six months’ notice so long as no event which is, or after notice or lapse of time would become, an event of default shall have occurred and be continuing during the six month period.

We and certain of our affiliates maintain banking and other business relationships in the ordinary course of business with the trustee and its affiliates. In addition, the trustee and certain of its affiliates may serve as trustee for other securities issued by us or by our affiliates.

To the extent provided in the indenture, the trustee will have a prior claim on amounts held by it under the indenture for the payment of its compensation and expenses and for the repayment of advances made by it to effect performance of some covenants in the indenture.

Book-Entry Delivery and Settlement

We will issue the debentures in the form of one or more global certificates, which we refer to as global securities. We will deposit the global securities with or on behalf of The Depository Trust Company, referred to as DTC, and registered in the name of Cede & Co., as nominee of DTC, or else the global securities will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934;

•

DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries;

•

access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•

ownership of the debentures will be shown on, and the transfer of ownership of the debentures will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the debentures represented by that global security for all purposes under the indenture and under the debentures. Except as described below, owners of beneficial interests in a global security will not be entitled to have debentures represented by that global security registered in their names, will not receive or be entitled to receive the debentures in the form of a physical certificate and will not be considered the owners or holders of the debentures under the indenture or under the debentures, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of debentures under the indenture or the global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s records relating to the debentures or relating to payments made by DTC on account of the debentures, or any responsibility to maintain, supervise or review any of DTC’s records relating to the debentures.

We will make payments on the debentures represented by the global securities to DTC or its nominee, as the registered owner of the debentures. We expect that when DTC or its nominee receives any payment on the debentures represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Payments on the debentures represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC’s rules and will be settled in immediately available funds.

Certificated Debentures

We will issue certificated debentures to each person that DTC identifies as the beneficial owner of debentures represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global securities, and we have not appointed a successor depositary within 90 days of that notice;

•	an event of default with respect to the debentures has occurred and is continuing; or

•	we decide not to have the debentures represented by a global security.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related debentures. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the debentures to be issued.

UNDERWRITING

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mitsubishi UFJ Securities (USA), Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the principal amount of debentures set forth opposite its name below.

Underwriters	Principal Amount of Debentures
Citigroup Global Markets Inc.	$66,666,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	66,666,000
Mitsubishi UFJ Securities (USA), Inc.	66,666,000
BNY Mellon Capital Markets, LLC	12,500,000
KeyBanc Capital Markets Inc.	12,500,000
Mischler Financial Group, Inc.	12,502,000
Mizuho Securities USA Inc.	12,500,000

Total	$250,000,000

The underwriters have agreed, subject to the terms and conditions contained in the underwriting agreement, to purchase all of the debentures sold under the underwriting agreement if any of these debentures are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The debentures are a new issue of securities with no established trading market. The debentures will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the debentures after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the debentures or that an active public market for the debentures will develop. If an active public trading market for the debentures does not develop, the market price and liquidity of the debentures may be adversely affected.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the debentures to the public at the public offering price on the cover page of this prospectus supplement, and may offer the debentures to certain dealers at that price less a concession not in excess of 0.40% of the principal amount of the debentures. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.25% of the principal amount of the debentures to other dealers. After the initial public offering, the public offering price and other selling terms may be changed.

The expenses of this offering, not including the underwriting discount, are estimated at $300,000 and are payable by us.

No Sale of Similar Securities

We have agreed, with exceptions, not to sell or transfer any of our debentures from the date of this prospectus supplement until the completion of the offering without first obtaining the written consent of the representatives on behalf of the underwriters. Specifically, we have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any debt securities;

•	sell any option or contract to purchase any debt securities;

•	purchase any option or contract to sell any debt securities;

•	grant any option, right or warrant to sell any debt securities;

•	lend or otherwise dispose of or transfer any debt securities;

•	file a registration statement related to any debt securities; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any debt securities, whether any such swap or transaction is to be settled by delivery of debt securities or other securities, in cash or otherwise.

This lockup provision applies to the debt securities and to securities convertible into or exchangeable or exercisable for or repayable with the debt securities.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Price Stabilization and Short Position

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the debentures. Such transactions consist of bids or purchases to peg, fix or maintain the price of the debentures.

If the underwriters create a short position in the debentures in connection with the offering, i.e., if they sell more debentures than are listed on the cover page of this prospectus supplement, then the representatives may reduce that short position by purchasing debentures in the open market. Purchases of our debentures to stabilize or reduce a short position could cause the price of our debentures to be higher than it might be in the absence of such purchases.

In general, purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the debentures. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Each of the underwriters or their affiliates have provided investment or commercial banking services to us in the past, except for Mischler Financial Group, Inc. Each of the underwriters or their affiliates are likely to provide investment or commercial banking services to us in the future. They receive customary fees and commissions for these services. In particular, affiliates of each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., BNY Mellon Capital Markets, LLC, KeyBanc Capital Markets Inc. and Mizuho Securities USA Inc. are lenders under our credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the debentures offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the debentures will be passed upon for us by Godfrey & Kahn, S.C. We have also been represented by Cravath, Swaine & Moore LLP. The underwriters have been represented by Gibson, Dunn  & Crutcher LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement and the accompanying prospectus by reference from Wisconsin Power and Light Company’s Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Wisconsin Power and Light Company

$800,000,000

Preferred Stock

Debt Securities

We may offer and sell from time to time, in one or more issuances, the following securities:

•	preferred stock; and

•	debt securities.

The aggregate initial offering price that we will offer for sale pursuant to this prospectus or any prospectus supplement will not exceed $800,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time securities are sold using this prospectus, we will provide one or more prospectus supplements containing specific information about the offering and the terms of the securities being sold, including the offering price. Each prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you invest.

We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continued or a delayed basis. The applicable prospectus supplement will provide the specific terms of the plan of distribution.

Investing in our securities involves risk. See “Risk Factors” on page 4 of this prospectus and in any prospectus supplement or in such other document we refer you to in any prospectus supplement for a discussion of certain risks that prospective investors should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 16, 2011.

ABOUT THIS PROSPECTUS

References in this prospectus to “we,” “us” and “our” refer to Wisconsin Power and Light Company, unless the context otherwise requires.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $800,000,000. This prospectus provides you with a general description of those securities. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus and may include other special considerations applicable to such offering of securities. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus and any prospectus supplement or information incorporated by reference herein or therein contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any prospectus supplement. The descriptions of these agreements contained in this prospectus and any prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us. See “Where You Can Find More Information.”

We are not making offers to sell nor soliciting offers to buy, nor will we make an offer to sell nor solicit an offer to buy, securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus and any supplement to this prospectus, or the information we file or previously filed with the SEC that we incorporate by reference in this prospectus and any prospectus supplement, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference herein or therein contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this prospectus or any prospectus supplement or incorporated by reference herein or therein, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect,” “intend,” “believe,” “anticipate,” “estimate,” “plan” or “objective” or other similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements included in this prospectus, any prospectus supplement or in a document incorporated by reference herein or therein speak only as of the date of this prospectus, the applicable prospectus supplement or the document incorporated by reference, as the case may be. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under “Risk Factors” on page 4 of this prospectus and other documents that we file from time to time with the SEC that are incorporated by reference into this prospectus and any prospectus supplement. Numerous important factors described in this prospectus, any prospectus supplement and/or any document incorporated by reference in this prospectus and/or any prospectus supplement, could affect these statements and could cause actual results to differ materially from our expectations. We assume no obligation, and disclaim any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

WISCONSIN POWER AND LIGHT COMPANY

We are a public utility serving customers in southern and central Wisconsin. We are engaged principally in:

•	the generation and distribution of electricity in selective markets in southern and central Wisconsin;

•	the distribution and transportation of natural gas in selective markets in southern and central Wisconsin; and

•	the provision of various other energy-related products and services.

All of our common stock is owned by Alliant Energy Corporation, a regulated investor-owned public utility holding company with subsidiaries, including us, serving primarily electricity and natural gas customers in the Midwest.

We are subject to the jurisdiction of the Public Service Commission of Wisconsin with respect to various portions of our operations. We are also subject to the jurisdiction of the Federal Energy Regulatory Commission. Our parent corporation, Alliant Energy Corporation, is a “holding company” and we are a “subsidiary company” within the Alliant Energy Corporation “holding company system” as defined under the Public Utility Holding Company Act of 2005. As a result, we are subject to some of the regulatory provisions of such Act.

Our principal executive offices are located at 4902 North Biltmore Lane, Madison, Wisconsin 53718, and our telephone number is (608) 458- 3311.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks and uncertainties discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

The following table shows our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividend requirements for the periods presented:

	Year Ended December 31,					Nine Months Ended September 30, 2011
	2006	2007	2008	2009	2010
Ratio of earnings to fixed charges	3.00x	2.96x	2.99x	2.28x	3.41x	3.18x
Ratio of earnings to combined fixed charges and preferred dividend requirements	2.82x	2.79x	2.83x	2.17x	3.24x	3.04x

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include repayment or refinancing of debt, acquisitions, working capital, capital expenditures, investments and repurchases and redemptions of securities. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF PREFERRED STOCK

The following description of our preferred stock summarizes certain general terms and provisions that apply to our preferred stock. The summary may not contain all of the information that is important to you and is subject to and qualified in its entirety by reference to our restated articles of organization, which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

We will describe the particular terms of any series of preferred stock more specifically in each prospectus supplement relating to that series of preferred stock. We will indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of preferred stock.

General

Our total authorized capital stock as set forth in our restated articles of organization is $240,000,000, divided into 3,750,000 shares of preferred stock, without par value, provided that the aggregate stated value of the shares of preferred stock may not exceed $150 million at any time, and 18,000,000 shares of common stock, par value $5 per share. As of the date of this prospectus, all of our outstanding common stock was owned by our parent corporation, Alliant Energy Corporation.

Under our restated articles of organization, our board of directors may establish one or more series of preferred stock to be issued out of authorized preferred stock. Our board of directors, without approval of our shareowners, may determine some rights and preferences of the shares of preferred stock of any series so established.

Issuance in Series

Prior to the issuance of shares of each series of our preferred stock, our board of directors is required to adopt resolutions and file articles of amendment to our restated articles of organization with the Wisconsin Department of Financial Institutions.

All shares of our preferred stock of all series constitute one class of stock and are of equal rank and confer equal rights, subject to variations in the following respects which our board of directors is authorized to fix prior to the issue of each new series:

•	stated value;

•	dividend rate (which may be fixed or variable);

•	redemption terms (but the redemption price may not be less than the stated value); and

•	sinking fund provisions, if any.

All authorized and unissued shares of preferred stock may, within the limitations stated in our restated articles or organization, be issued in series bearing the permitted variable terms as fixed by the board of directors prior to the issuance of each series.

Dividend Rights

Holders of preferred stock are entitled, in respect of each share held, to cumulative dividends on the stated value of the preferred stock at the rate specified in the designation of such share, and no more, in preference to the common stock, payable quarterly in the case of a share of preferred stock with a fixed rate of dividend or payable as specified by the board of directors in the case of a share of preferred stock with a variable rate of dividend, when declared by our board of directors out of our surplus or net profits available for that purpose. We will not pay or set apart any dividend for any share of preferred stock unless we also pay or set apart for all shares of all series a uniform percentage of the annual dividend to which the shares are respectively entitled. Quarterly dividend periods in respect of the preferred stock with a fixed dividend rate end on the last day of February, May, August and November in each year, and dividends declared with respect to the shares of preferred stock are usually paid on the 15th day of the next succeeding month. The prospectus supplement with respect to each series of preferred stock will set forth the date from which dividends on that series will be cumulative.

Limitation on Dividends on Common Stock

Our restated articles of organization provide that so long as any preferred stock is outstanding, we will not, in any 12-month period, declare or pay cash dividends on our common stock, or make any distribution on, or purchase or otherwise acquire for value, any of our common stock, amounting in the aggregate to:

•

more than 50% of our net income available for dividends on the common stock for the 12 months preceding the declaration of any such dividend or distribution, or any such purchase, if our common stock equity would be less than 20% of our total capitalization after the declaration, payment, distribution or purchase; or

•

more than 75% of our net income available for dividends on the common stock if our common stock equity would be 20% or more but less than 25% of our total capitalization after the declaration, payment, distribution or purchase.

If our common stock equity is more than 25% of total capitalization, then we may not declare or pay any common stock dividend that would reduce the capitalization ratio to less than 25%, except as permitted above.

Redemption Provisions

The preferred stock and any series of the preferred stock is redeemable in whole or in part at our option at any time or from time to time, subject to any restrictions on such right of redemption which may be specified for any series, on not less than 30 days’ notice at the stated value of each share to be redeemed plus any applicable redemption premium and unpaid accrued dividends. The prospectus supplement with respect to each series of preferred stock will specify the specific redemption terms for that series. We may repurchase shares of preferred stock to the extent permitted by law.

Voting Rights

Every record holder of outstanding shares of preferred stock, regardless of series, and every record holder of outstanding shares of common stock is entitled to vote as a single class in respect to the election of directors and upon all other matters, except as otherwise provided in the following paragraphs or under Wisconsin law. Alliant Energy Corporation, the sole holder of our common stock, has one vote for each share it holds. Every holder of preferred stock has, for each share of preferred stock held by him or her, that number of votes (including any fractional vote) determined by dividing the stated value of the share of preferred stock by 100. Shareowners have no cumulative voting rights in connection with the election of directors, which means that holders of shares entitled to exercise more than 50% of the voting power are entitled to elect all of the directors to be elected at any meeting of shareowners. Our restated articles of organization provide that our board of directors is to be divided into three classes, with staggered terms of three years each.

Notwithstanding the classification of our board of directors, if and when dividends on the preferred stock are in default in an amount equal to four full quarterly dividends on all shares of the preferred stock and until all dividends then in default on the preferred stock have been paid, the record holders of the preferred stock, as a class, will be entitled at each shareowners’ meeting at which directors are elected to elect the smallest number of directors necessary to constitute a majority of our full board of directors. The record holders of the common stock, as a class, will be entitled to elect the remaining directors. In the case of any vacancy in our board of directors occurring for a director elected by the holders of the preferred stock, as a class, because dividends were in default on the preferred stock, the holders of the shares of preferred stock then outstanding and entitled to vote may elect a successor to hold office for the unexpired term of the director whose place is vacant. Similarly, in the case of any vacancy in our board of directors occurring for a director elected by the holders of the common stock, as a class, because dividends were in default on the preferred stock, the holders of the shares of common stock then outstanding and entitled to vote may elect a successor to hold office for the unexpired term of the director whose place is vacant. If and when all dividends then in default on the preferred stock are paid, the voting power of the preferred stock and of the common stock will revert to the status existing before such default, subject to the revesting of this special voting right in the preferred stock in case of a further like default. Dividends in default will be deemed to have been paid whenever they are declared and paid, or declared and provision made for their payment, or whenever we have surplus and net profits legally available for the payment of the dividends that have accrued since the default giving rise to the special voting right.

So long as any preferred stock is outstanding, we will not, without the affirmative vote of the record holders having at least two-thirds of the total number of votes possessed by all holders of the stock as a class, unless provision is made for the redemption or other retirement of such stock:

•	amend our restated articles of organization to create or authorize any stock ranking prior in any respect to the preferred stock, or issue any such stock;

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change the terms and provisions of the preferred stock so as to affect adversely the rights and preferences of the holders of the preferred stock, provided, however, that if any change would affect adversely the holders of one or more, but less than all, of the outstanding series, only the consent of the holders having at least two-thirds of the total number of votes possessed by all holders of each series so adversely affected is required; or

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issue any shares of preferred stock or shares of any stock ranking on parity with the preferred stock, other than in exchange for or to redeem or retire shares of preferred stock or shares of any stock ranking on parity with the preferred stock having an aggregate amount of par value and/or stated value of not less than the aggregate amount of par value or stated value of the shares to be issued, unless:

•	our gross income available for the payment of interest for a 12-month period within the 15 months next preceding such issue was at least 1 1/2 times the sum of:

•	the interest for one year on all funded indebtedness and our notes payable maturing more than 12 months after the issue of the shares, to be outstanding at the date of such issue, and

•	an amount equal to one year’s dividend on the preferred stock and all equal or prior ranking stock to be outstanding after the issuance of said shares; and

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the capital represented by the common stock and our surplus accounts is not less than the aggregate amount payable upon the involuntary dissolution, liquidation or winding up of our company in respect of all the preferred stock and all equal or prior ranking stock outstanding after the issue of the shares proposed to be issued.

So long as any preferred stock is outstanding, we will not, without the affirmative vote of the record holders having at least a majority of the total number of votes possessed by all holders of such stock as a class, unless provision is made for the redemption or other retirement of such stock:

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issue or assume any unsecured indebtedness (defined in our restated articles of organization to generally mean all unsecured notes, debentures or other unsecured securities that have a final maturity date of less than three years), other than for the refunding of outstanding secured or unsecured indebtedness or the retiring of preferred stock or any equal or prior ranking stock, if immediately after the issue or assumption the total principal amount of all unsecured indebtedness issued or assumed by us and to be outstanding would exceed 20% of the sum of:

•	the total principal amount of all our secured debt securities then outstanding, and

•	our capital and surplus; or

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merge or consolidate with any other corporation or sell all or substantially all our assets, unless the transaction (or the issue or assumption of securities in connection with the transaction) has been ordered, approved or permitted by any federal commission or regulatory authority then having jurisdiction.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of preferred stock would be entitled to be paid in full, out of our net assets, the stated value of their shares and, to the extent there may be profits properly applicable to the preferred stock (whether capitalized or not) or any unpaid dividends accrued on the preferred stock, in preference to the holders of common stock.

Assessability

All shares of our preferred stock will, when issued, be fully paid and nonassessable.

Preemptive Rights

No shares of our preferred stock will have any preemptive or similar rights.

Ranking

The preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to our preferred stock.

DESCRIPTION OF DEBT SECURITIES

The following description of our debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture between us and Wells Fargo Bank, National Association, as trustee, dated June 20, 1997, as it may be supplemented and amended from time to time, and the indenture’s associated documents, including the form of debt securities. The indenture is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. See “Where You Can Find More Information.” The terms of the debt securities will include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the provisions described in this prospectus may apply to the offered debt securities will be described in the prospectus supplement relating to the offered debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

General

The indenture does not limit the aggregate principal amount of senior unsecured debt securities that we may issue under it, and provides that we may issue securities under the indenture from time to time in one or more series pursuant to the terms of one or more supplemental indentures, board resolutions or officer’s certificates creating the series.

Terms

We will describe in each prospectus supplement the following terms that apply to the debt securities offered under that prospectus supplement:

•	the title of the series of debt securities;

•	the aggregate principal amount of the series of debt securities;

•	the interest rate, if any, or the method of calculating the interest rate on the debt securities;

•	the date from which interest will accrue and the record dates for the payment of interest on the debt securities;

•	the dates when principal and interest are payable on the debt securities;

•	the manner of paying principal and interest on the debt securities;

•	the places where principal and interest are payable on the debt securities;

•	the registrar, transfer agent and paying agent for the debt securities;

•	the terms of any mandatory or optional redemption by us;

•	the terms of any redemption at the option of the holders of the debt securities;

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whether the debt securities are to be issuable as registered securities, bearer securities or both, their denominations, and whether and upon what terms any registered securities may be exchanged for bearer securities and vice versa;

•	whether the debt securities are to be represented in whole or in part by a global security and the terms of any global security;

•	any tax indemnity provisions;

•	if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

•	if amounts of principal or interest on the debt securities may be determined by reference to an index, formula or other method, the manner for determining the amounts;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

•	the portion of principal payable upon acceleration of a discounted debt security;

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whether the covenant referred to below under “Restrictive Covenants — Limitations on Liens” applies, and any events of default or restrictive covenants in addition to or in lieu of those set forth in the indenture;

•	whether and upon what terms debt securities may be defeased;

•	the forms of the debt securities or any coupon;

•	any terms that may be required or advisable under United States or other applicable laws; and

•	any other terms not inconsistent with the indenture.

Ranking

The debt securities will be our senior, unsecured and unsubordinated obligations, ranking equally and ratably with all our other senior, unsecured and unsubordinated obligations. The debt securities will be effectively subordinated to any of our future secured indebtedness.

Payments

Unless we otherwise state in the prospectus supplement, we will pay principal of, and premium and interest on, if any, the debt securities at the office or agency we maintain for that purpose, initially the corporate trust office of the trustee. We will name in the prospectus supplement all paying agents we initially designate for the debt securities. If we fail to maintain a paying agent for a series, then the trustee will act as the paying agent. We will provide in the prospectus supplement the dates from which interest will accrue on a series of debt securities and the record dates for interest payable on any debt securities.

Unless we otherwise state in the prospectus supplement, and except in special circumstances set forth in the indenture, we will pay principal and interest on bearer debt securities only upon surrender of bearer debt securities and coupons at a paying agency we maintain for that purpose located outside of the United States. During any period for which it is necessary in order to conform to United States tax law or regulations, we will maintain a paying agent outside the United States to which the bearer debt securities and coupons may be presented for payment and we will provide the necessary funds to the paying agent upon reasonable notice.

Material U.S. Federal Income Tax Considerations

We may issue the debt securities as original issue discount securities, bearing no interest or bearing interest at a rate, which, at the time of issuance, is below market rates, to be sold at a substantial discount below their principal amount. We will describe some material U.S. federal income tax and other considerations applicable to any debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or composite currencies, if any debt securities are denominated in one or more foreign currencies or composite currencies or if any payments on the debt securities are payable in one or more foreign currencies or composite currencies, then we will describe the restrictions, elections, some U.S. federal income tax considerations, specific terms and other information about the debt securities and the foreign currency or composite currencies in the prospectus supplement.

Restrictive Covenants

Except as otherwise set forth under “— Defeasance” below, for so long as any debt securities remain outstanding or any amount remains unpaid on any of the debt securities, we will comply with the terms of the covenants set forth below. If we issue additional series of securities under the indenture in the future, then those series may or may not have different covenants.

Limitations on Liens

So long as any series of debt securities as to which this covenant applies remain outstanding, the indenture provides that we will not, and we will not permit any of our subsidiaries to, create or allow to be created or to exist any lien on any of our properties or assets to secure any indebtedness, without making effective provision that makes the debt securities to which this limitation applies equally and ratably secured with or prior to all such indebtedness and with any other indebtedness that is also entitled to be equally secured. This restriction does not apply to or prevent the creation or existence of:

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liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise (or on property of a subsidiary at the date it became a subsidiary), or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any such liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;

•	any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part of liens permitted by the above-listed item;

•	the pledge of any bonds or other securities at any time issued under any of the liens permitted by the above-listed items;

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liens of taxes, assessments or governmental charges for the then current year and taxes, assessments or governmental charges not then delinquent; liens for workers’ compensation awards and similar obligations not then delinquent; mechanics’, laborers’, materialmen’s and similar liens not then delinquent; and any of such liens, whether or not delinquent, whose validity is at the time being contested in good faith by us or any of our subsidiaries;

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liens and charges incidental to construction or current operations which have not at the time been filed or asserted or the payment of which has been adequately secured or which, in the opinion of counsel, are not material in amount;

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liens, securing obligations neither assumed by us or any of our subsidiaries nor on account of which we or any of our subsidiaries customarily pays interest directly or indirectly, existing on the date of the indenture or, as to property acquired thereafter, at the time of acquisition by us or any of our subsidiaries;

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any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any of our or our subsidiaries’ property upon payment of reasonable compensation therefor, or to terminate any franchise, license or other rights or to regulate our or our subsidiaries’ property and business;

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the lien of judgments covered by insurance, or upon appeal and covered, if necessary, by the filing of an appeal bond, or if not so covered not exceeding at any one time $1,000,000 in aggregate amount;

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easements or reservations in respect of any of our or our subsidiaries’ property for the purpose of roads, pipelines, utility transmission and distribution lines or other rights-of-way and similar purposes, zoning ordinances, regulations, reservations, restrictions, covenants, party wall agreements, conditions of record and other encumbrances (other than to secure the payment of money), none of which in the opinion of counsel are such as to interfere with the proper operation and development of the property affected thereby in our or our subsidiaries’ business for the use intended;

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any lien or encumbrance, moneys sufficient for the discharge of which have been deposited in trust with the trustee under the indenture or with the trustee or mortgagee under the instrument evidencing such lien or encumbrance, with irrevocable authority to the trustee under the indenture or to such other trustee or mortgagee to apply such moneys to the discharge of such lien or encumbrance to the extent required for such purpose;

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any defects in title and any terms, conditions, agreements, covenants, exceptions and reservations expressed or provided in deeds or other instruments, respectively, under and by virtue of which we or our subsidiaries have acquired any property or shall acquire any property, none of which, in the opinion of counsel, materially adversely affects the operation of our or our subsidiaries’ properties, taken as a whole;

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the pledge of cash or marketable securities for the purpose of obtaining any indemnity, performance or other similar bonds in the ordinary course of business, or as security for the payment of taxes or other assessments being contested in good faith, or for the purpose of obtaining a stay or discharge in the course of any legal proceedings;

•	the pledge or assignment in the ordinary course of business of electricity, gas (either natural or artificial) or steam, accounts receivable or customers’ installment paper;

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rights reserved to or vested in others to take or receive any part of the electricity, gas (either natural or artificial), steam or any by-products thereof generated or produced by or from any of our properties or with respect to any other rights concerning electricity, gas (either natural or artificial) or steam supply, transportation, or storage which are in use in the ordinary course of the electricity, gas (either natural or artificial) or steam business;

•	any landlord’s lien;

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liens created or assumed by us or our subsidiaries in connection with the issuance of debt securities, the interest on which is excludable from the gross income of the holders of such securities pursuant to Section 103 of the Internal Revenue Code of 1986, or any successor section, for purposes of financing, in whole or in part, the acquisition or construction of property to be used by us or our subsidiaries, but such liens shall be limited to the property so financed (and the real estate on which such property is to be located);

•	liens of the trustee for payment for services and reasonable expenses, or for indemnification payments;

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liens affixing to our property or the property of a subsidiary at the time a person consolidates with or merges into, or transfers all or substantially all of its assets to, us or our subsidiaries, provided that in the opinion of our board of directors or our management (evidenced by a certified resolution of our board of directors or an officers’ certificate delivered to the trustee under the indenture) the property acquired pursuant to the consolidation, merger or asset transfer is adequate security for the lien; and

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liens or encumbrances not otherwise permitted if, at the time of incurrence and after giving effect thereto, the aggregate of all of our and our subsidiaries’ obligations secured thereby does not exceed 10% of our tangible net worth, as defined in the indenture.

This restriction will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business.

Consolidation, Merger and Sale of Assets

The indenture provides that unless the officers’ certificate or supplemental indenture establishing a series of debt securities otherwise provides, we will not consolidate with or merge into any other person, or sell all or substantially all of our assets to any other person unless:

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either we are the continuing corporation, or the person is an entity organized and existing under the laws of the United States or any state, and such entity will expressly assume the payment of the principal of and interest on the debt securities outstanding and the performance and observance of all of our covenants and conditions under the indenture by executing a supplemental indenture satisfactory to the trustee;

•	we or the person will not, immediately after the merger or consolidation, or the sale or conveyance, be in default in the performance of any covenant or condition under the indenture; and

•	after giving effect to the transaction, no event which, after notice or lapse of time, would become a default under the indenture, will have occurred or be continuing.

The indenture further provides that our successor will be substituted for us, after which all of our obligations under the indenture will terminate.

Events of Default

Unless the officers’ certificate or supplemental indenture establishing the series otherwise provides, each of the following will be an event of default with respect to the debt securities of a series under the indenture:

•	we default in any payment of interest on any debt securities of the series when the interest becomes due and payable, and the default continues for 60 days;

•	we default in the payment of principal of any debt securities of the series when the principal becomes due and payable at maturity or upon redemption, acceleration or otherwise;

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we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of a series as required by the officers’ certificate or supplemental indenture establishing the series, and the default continues for 60 days;

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we default in the performance of any of our other agreements applicable to the series, and the default continues for 90 days after we receive notice of the default from the trustee or the holders of at least 25% in principal amount of the debt securities of the series;

•	specified events relating to our bankruptcy, insolvency or reorganization; and

•	a specified event of default provided for in the terms of the series of the debt securities.

The failure to redeem any debt securities subject to a conditional redemption is not an event of default if any event on which such redemption is so conditioned does not occur before the redemption date.

If an event of default occurs and is continuing on a series, then the trustee by notice to us, or the holders of at least 25% in principal amount of the series by notice to us and the trustee, may declare the principal of and accrued interest on all of the debt securities of the series to be due and payable immediately.

Modification of the Indenture

The holders of at least a majority in principal amount of a series may waive any existing default on the series and its consequences under the indenture. However, holders cannot waive (i) a default in the payment of the principal of, or premium, if any, or interest on, any debt securities or (ii) a default in respect of a provision that cannot be amended without the consent of each holder of the outstanding debt securities of the series.

With the consent of the holders of at least a majority in aggregate principal amount of debt securities of all series of the debt securities affected by the supplemental indenture, we and the trustee can enter into supplemental indentures to amend or modify the indenture. However, we cannot make modifications or amendments without the consent of all of the holders of the outstanding series of debt securities if the amendments or modifications would:

•	extend the stated maturity of the principal of, or any installment or principal of or interest on, any debt security of the series;

•	reduce the principal amount of or the rate of interest on or premium (if any), payable upon the redemption of the debt securities of the series;

•	reduce our obligation to pay principal amounts, or reduce the amount of the principal of a discounted security that would be due and payable upon a declaration of acceleration of the maturity;

•	change the coin or currency in which we must pay principal of, or premium, if any, or interest on the debt securities of a series;

•	impair the right to institute suit for the enforcement of any payment of principal of, or premium or interest on, the debt securities after the due date of the payment;

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reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of which is required to enter into any supplemental indenture or amend the terms and conditions of that series;

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver of the provisions of the indenture; or

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make modifications to any of the provisions we describe in this paragraph and in the paragraph immediately above, except to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holders of each debt security affected.

We and the trustee can also enter into supplemental indentures to amend or modify the indenture or the debt securities without the consent of any holders of the debt securities. We can only do so if those amendments or modifications would be limited to specific purposes, including:

•	showing that another person has succeeded us and assumed our obligations under the covenants of the indenture and the debt securities;

•	adding to the covenants made by us for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred on us;

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adding to or changing any of the provisions of the indenture in respect of the debt securities to permit or facilitate the issuance of debt securities in bearer form or to permit or facilitate the issuance of debt securities of any series in uncertificated form;

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adding, changing or eliminating any of the provisions of the indenture in respect of one or more series of debt securities; provided, however, that any such addition, change or elimination shall either (i) not adversely affect the rights of the holders of a series of debt securities in any material respect or (ii) not apply to any series of debt securities created prior to the execution of such supplemental indenture where such addition, change or elimination has an adverse effect on the rights of the holders of such debt securities in any material respect;

•	securing the debt securities of any series;

•	establishing the form or terms of debt securities of any series;

•	evidencing and providing for the appointment of a successor trustee or a change in any of the provisions of the indenture to facilitate administration by more than one trustee;

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making clarifying changes to ambiguous, incorrect or inconsistent language in the indenture or the debt securities that do not adversely affect the rights of the holders of the debt securities under the indenture in any material respect;

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making changes to the provisions of the indenture as is necessary to effect qualification of the indenture under the Trust Indenture Act of 1939 or under any similar federal statute, and to add to the indenture any other provisions as are expressly permitted by the Trust Indenture Act; or

•	amending or supplementing the restrictions on and procedures for resale and other transfers of any series of debt securities to reflect any changes in laws or regulations.

Defeasance

Unless the officers’ certificate or supplemental indenture establishing the terms of the series otherwise provides, debt securities of a series may be defeased in accordance with their terms as set forth below. We may at any time terminate as to a series all of our obligations except for certain obligations, including obligations of ours and/or the trustee’s to execute and authenticate the debt securities, to take certain actions with respect to bearer securities, to require paying agents to hold certain moneys in trust, to maintain security holder lists, to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen debt securities and coupons, to compensate and indemnify the trustee, to take certain actions in connection with the replacement or removal of the trustee and to repay excess money or securities to our company. This is known as legal defeasance. In addition, we may at any time terminate as to a series our obligations with respect to the debt securities and coupons of the series under the covenant described under “Restrictive Covenants — Limitations on Liens” and any other restrictive covenants that may be applicable to a particular series. This is known as covenant defeasance.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, then a series may not be accelerated because of an event of default. If we exercise our covenant defeasance option, then a series may not be accelerated by reference to the covenant described under “Restrictive Covenants — Limitations on Liens” or any other restrictive covenants that may be applicable to a particular series.

If we desire to exercise our legal defeasance or covenant defeasance option as to a series of securities under the indenture, then we must deposit in trust with the trustee money or U.S. government obligations. We must also comply with some other provisions. In particular:

•	immediately after the deposit no default exists and such deposit does not constitute a default under any other agreement binding on us;

•	91 days passes after deposit is made and during such 91-day period no default relating to our bankruptcy, insolvency or reorganization occurs and is continuing at the end of such period;

•	we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders of the debt securities for federal income tax purposes; and

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we must obtain an opinion from a nationally recognized firm of independent accountants that the payments of principal and interest when due on the deposited U.S. government obligations without reinvestment plus any deposited money without investment will be sufficient to pay the principal and interest when due on all of the debt securities to maturity or redemption, as the case may be.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of Wisconsin.

Global Securities

We may issue the securities in whole or in part in the form of one or more global certificates or notes, which we refer to as global securities, that we will deposit with a depository or its nominee that we identify in the applicable prospectus supplement.

We will describe the specific terms of the depository arrangement covering the securities in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depository arrangements.

Upon the issuance of the securities in the form of one or more global securities, the depository or its custodian will credit, on its book-entry registration and transfer system, the number of shares or principal amount of securities of the individual beneficial interests represented by these global securities to the respective accounts of persons who have accounts with the depository. Ownership of beneficial interests in the global securities will be shown on, and the transfer of this ownership will be effected only through, records maintained by the depository or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. These accounts initially will be designated by or on behalf of the underwriters, initial purchasers or agents, or by us if we offer and sell the securities directly, and ownership of beneficial interests in the global securities will be limited to participants or persons who hold interests through participants. Qualified institutional buyers may hold their interests in the global securities directly through the depository if they are participants in this system, or indirectly through organizations which are participants in this system. The laws of some states of the United States may require that some purchasers of securities take physical delivery of the securities in definitive registered form. These limits and the laws may impair your ability to own, transfer or pledge interests in the global securities.

So long as the depository, or its nominee, is the registered owner or holder of the securities, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global securities for all purposes. No beneficial owner of an interest in the global securities will be able to transfer that interest except in accordance with the depository’s procedures.

We will make dividend payments on, or payments of the principal of, and premium, if any, and interest on, the global securities to the depository or its nominee, as the case may be, as the registered owner of the global securities. We will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interest.

We expect that the depository or its nominee, upon receipt of any dividend payment on, or payment of the principal of, and premium, if any, and interest on, the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the securities as shown on the records of the depository or its nominee. We also expect that payments by participants to owners of beneficial interests in the global securities held through the participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for their customers. These payments will be the responsibility of the participants. Transfers between participants in the depository will be effected in the ordinary way through the depository’s settlement system in accordance with the depository rules and will be settled in same day funds.

We will issue securities in certificated form in exchange for global securities if:

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the depository notifies us that it is unwilling or unable to continue as a depository for the global securities or ceases to be a “clearing agency” registered under the Securities Exchange Act of 1934 and a successor depository is not appointed by us within 90 days of the notice;

•	an event of default under the instrument governing the securities has occurred and is continuing; or

•	we determine that the securities will no longer be represented by global securities.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us, and the sale thereof may be made by us, directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

We may also sell securities through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concession. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated and might be in excess of customary commissions. In effecting sales, broker-dealers may arrange for other broker-dealers to participate in the resales.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

Any securities offered other than common stock will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on an exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 0-337). We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our reports, proxy and information statements, and other SEC filings are also available at the SEC’s web site at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011; and

•	our Current Reports on Form 8-K dated February 8, 2011, May 17, 2011, July 26, 2011 and August 12, 2011, and on Form 8-K/A dated October 6, 2011.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

Some of these reports, however, are filed on a combined basis with our parent, Alliant Energy Corporation, and its direct subsidiary, Interstate Power and Light Company. Information contained in these reports relating to these entities is filed by them on their own behalf and not by us.

You may obtain copies of documents incorporated by reference in this prospectus, at no cost, by request directed to us at the following address or telephone number:

Wisconsin Power and Light Company

4902 North Biltmore Lane

Madison, Wisconsin 53718

Attention: F. J. Buri

Corporate Secretary

(608) 458-3311

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

LEGAL MATTERS

The validity of the securities offered in this prospectus and any related prospectus supplement and certain legal matters will be passed upon for us by Jake C. Blavat, Senior Attorney of Wisconsin Power and Light Company. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from Wisconsin Power and Light Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$250,000,000

Wisconsin Power and Light Company

2.25% Debentures due 2022

PROSPECTUS SUPPLEMENT

November 14, 2012

Joint Book-Running Managers

BofA Merrill Lynch

Citigroup

Mitsubishi UFJ Securities

Co-Managers

BNY Mellon Capital Markets, LLC

KeyBanc Capital Markets

Mischler Financial Group, Inc.

Mizuho Securities